Exhibit 99

NEWS

CONTACT: Felicia McLemore, (301) 380-2702, felicia.mclemore@marriott.com

Marriott Sells London EDITION

Executes Agreements for Sale of Miami EDITION and New York EDITION

Retains Long-term Management Agreements

BETHESDA, MD, January 7, 2014 – Marriott International, Inc. (NASDAQ: MAR) today announced it has sold the London EDITION, and signed binding agreements for the sale of two other company-owned EDITION hotels currently under development in Miami Beach and Manhattan. The total purchase price for the three EDITION hotels is approximately $815 million, roughly equal to the aggregate estimated total development costs of all three hotels. The hotels will each be operated by Marriott under long-term management contracts with their new owners, which are companies ultimately owned by the Abu Dhabi Investment Authority.

The London EDITION opened in September 2013 and was conveyed to its buyer today. The Miami Beach EDITION and the New York EDITION are under construction and expected to open in the second half of 2014, and the first half of 2015, respectively. Marriott expects to convey each hotel individually to the new owner after construction is complete. The Miami Beach and New York purchase prices are fixed; development costs in excess of the agreed purchase price will not be recovered.

“The sale of all three company-owned hotels is a powerful endorsement of our EDITION brand,” said Arne Sorenson, president and chief executive officer of Marriott International. “This transaction is a key component of our strategy to build the EDITION brand by selectively developing spectacular, brand-defining hotels in gateway cities. We look forward to managing these hotels for many years.”

The residential component of the Miami Beach EDITION was not included in this transaction. Marriott will retain ownership of the residential units pending their sale to individual purchasers.

EDITION Hotels, launched by Marriott in partnership with Ian Schrager, combines the intimate, individualized and unique lodging experience for which Ian Schrager is known, with the global reach, operational expertise and scale of Marriott. Other EDITION hotels are planned for Los Angeles; Abu Dhabi; Sanya, China; Gurgaon, India; and Bangkok.

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Note on forward-looking statements: This press release contains “forward-looking statements” within the meaning of federal securities laws, including consummation of the hotel sales, the anticipated times for completing construction, and similar statements concerning anticipated future events and expectations that are not historical facts. We caution you that these statements are not guarantees of future performance and are subject to numerous risks and uncertainties, including the ability of the parties to reach binding legal agreements, satisfaction of the closing conditions included in those agreements, and weather-related or other delays in the development and construction process or project cost overruns, any of which could cause actual results to differ materially from the expectations we express or imply in this press release. We make these forward-looking statements as of the date of this press release, and undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Marriott International, Inc. (NASDAQ: MAR) is a leading lodging company based in Bethesda, Maryland, USA, with nearly 3,900 properties in 72 countries and territories and reported revenues of nearly $12 billion in fiscal year 2012. The company operates and franchises hotels and licenses vacation ownership resorts under 18 brands, including Marriott Hotels, The Ritz-Carlton, JW Marriott, Bulgari, EDITION, Renaissance, Gaylord Hotels, Autograph Collection, AC Hotels by Marriott, Courtyard, Fairfield Inn & Suites, SpringHill Suites, Residence Inn, TownePlace Suites, Marriott Executive Apartments, Marriott Vacation Club, Grand Residences by Marriott and The Ritz-Carlton Destination Club. There are approximately 325,000 employees at headquarters, managed and franchised properties. Marriott is consistently recognized as a top employer and for its superior business operations, which it conducts based on five core values: put people first, pursue excellence, embrace change, act with integrity, and serve our world. For more information or reservations, please visit our website at www.marriott.com, and for the latest company news, visit www.marriottnewscenter.com.

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